Exhibit 5 - Amendment to Articles of Incorporation


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

                             SANDY CREEK CORPORATION

SANDY CREEK CORPORATION, a corporation organized and existing under the laws of the State of Florida.

DOES HEREBY CERTIFY:

FIRST, that a meeting of the Board of Directors of SANDY CREEK CORPORATION resolutions were duly adopted and filed with the Minutes of the corporation setting forth a proposed amendment to the Articles of Incorporation, declaring said amendment advisable and calling a meeting of the shareholders of said corporation pursuant to the Florida Statute 607.0705 for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Articles of Incorporation be amended by increasing the authorized capital stock of the corporation to be designated as common shares and the common shares to be increased from 5,000,000 shares no par value to 10,000,000 shares no par value.

SECOND, that thereafter, pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, at which meeting the number of shares as required was voted in favor of the amendment.

THIRD, that said amendments were adopted pursuant to 607.1003 Florida Statutes on November 23, 1998

IN WITNESS WHEREOF, said SANDY CREEK CORPORATION has caused this Amendment to be signed by its President Leslie M. Lerner and its Secretary Judith A. King this 23rd day of November 1998.

Signed by:  Leslie M. Lerner, President
            Judith A. King, Secretary
FILED
IN THE OFFICE OF THE
SECRETARY OF STATE
STATE OF FLORIDA
DECEMBER 14, 1998